Exhibit 5.1 Jo Norman

Managing Counsel	BP p.l.c. 1 St James’s Square London SW1Y 4PD United Kingdom
BP Legal
18 November 2024
Direct 020 3683 5338
Main 020 7496 4000
Fax 020 7948 7982
Jo.Norman@uk.bp.com
www.bp.com

November 18, 2024

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex TW16 7BP, England

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,250,000,000 in aggregate principal amount of 6.125% Perpetual Subordinated Fixed Rate Reset Notes (the “Securities”) of BP Capital Markets p.l.c., an English company (“BPCM”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”), as Managing Counsel – Treasury of BP, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1. each of BP and BPCM is a public limited company duly incorporated and each is a validly existing company under the laws of England and Wales;

2. the Indenture, dated as of March 8, 2002, among BPCM, BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank N.A.), as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a Thirty-Third Supplemental Indenture, dated as of November 18, 2024 (the “Thirty-Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Securities has been duly authorised, executed and delivered by each of BP and BPCM; and

3. when (a) the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture relating thereto, and (b) the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Guarantees and Securities will constitute valid and legally binding obligations of BP and BPCM, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of England in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the state of New York upon the opinion dated the date hereof of Sullivan & Cromwell LLP, United States counsel to BP, which opinion is being delivered to you by such counsel.

I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to me under the caption “Validity of Securities” in the Prospectus as supplemented by the Prospectus Supplement dated as of November 13, 2024. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Jo Norman

Jo Norman

[Signature Page to the AGC Exhibit 5 Opinion]